EXHIBIT 12.2

                   Newmont Mining Corporation and Subsidiaries

            COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                       (Amounts in thousands except ratios)
                                   (Unaudited)
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
                                     Three Months Ended                Year Ended December 31,
                                       March 31, 1994     1993          1992          1991        1990          1989

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     Earnings:
        Income before income
            taxes and cumulative
            effect of changes
            in accounting
            principles                     $22,554      $113,234     $ 93,399       $122,218     $240,460      $102,359

        Adjustments:
            Net interest
              expense (1)                      165      12,393         14,555         13,021       42,373        91,784
            Amortization of
              capitalized interest             484      1,814           1,410          1,668        1,236         2,365
            Portion of rental
              expense
              representative
              of interest                      178      800             1,088          1,572        2,017         2,308
            Minority interest of
              majority-owned
              subsidiaries that
              have fixed charges             2,130      11,113          7,580         12,455       14,021        13,706
            Undistributed income
              of less than 50%
              owned entities                (1,460)     (3,526)          -              -          (7,460)         -
                                           $24,051      $135,828     $118,032       $150,934     $292,647      $212,522

     Fixed Charges:
        Net interest
            expense (1)                    $   165      $12,393       $14,555        $13,021      $42,373       $91,784
        Preferred stock
            dividends (2)                    4,114      18,702          1,796           -            -             -
        Capitalized interest                 4,750      8,480           2,405           -            -            2,269
        Portion of rental
            expense
            representative
            of interest                        178      800             1,088          1,572        2,017         2,308
                                           $ 9,207      $40,375       $19,844        $14,593      $44,390       $96,361

     Ratio of Earnings to
        Fixed Charges                          2.6      3.4               5.9           10.3          6.6           2.2

     (1)    Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.
     (2)    Increased to represent pre-tax earnings which would be required to cover such dividend requirements.
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